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                     VALUE LINE INTERMEDIATE BOND FUND, INC.

                SCHEDULE FOR COMPUTATION OF PERFORMANCE QUOTATION
                                   EXHIBIT 16


Year(s) Ended 10/31/95:                1 year           3.56 years*
                                     ----------         -----------

Initial Investment:                      1,000               1,000
Balance at End of Period:                1,041               1,045
Change:                                     41                  45

Percentage Change:                        4.14%               4.47%

Average Annual Total Return:              4.14%               1.24%



*from 04/10/92 (commencement of operations)